EXHIBIT 99.1

Yodle, Inc. and Subsidiaries
Consolidated Financial Statements as of December 31, 2015 and for the year ended December 31, 2015

Yodle, Inc. and Subsidiaries

Contents

Independent Auditors' Report                                              3
Consolidated Balance Sheet at December 31, 2015                                     4
Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2015             5
Consolidated Statement of Stockholders' Deficit for the year ended December 31, 2015                     6
Consolidated Statement of Cash Flows for the year ended December 31, 2015                         7
Notes to Consolidated Financial Statements for the year ended December 31, 2015                 8-37

INDEPENDENT AUDITORS’ REPORT
To The Stockholders
Yodle, Inc. and Subsidiaries
New York, NY

We have audited the accompanying consolidated financial statements of Yodle, Inc. and Subsidiaries, which comprise the consolidated balance sheet at December 31, 2015, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yodle, Inc. and Subsidiaries at December 31, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grassi & Co. CPAs, P.C.

GRASSI & CO., CPAs, P.C.

Jericho, New York
April 27, 2016

Yodle Inc. and Subsidiaries
Consolidated Balance Sheet
December 31, 2015

(in thousands, except share and per share data)

Assets
Current assets:
Cash and cash equivalents	$10,526
Accounts receivable, net	2,448
Prepaid expenses	2,253
Other current assets	367

Total current assets	15,594

Property and equipment, net	13,070
Goodwill	55,227
Intangible assets, net	5,542
Capitalized technology development costs, net	1,716
Other assets, net	1,885

Total assets	$93,034

Liabilities, convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$11,393
Accrued expenses and other current liabilities	16,738
Deferred revenue	17,596
Preferred stock warrant liabilities	3,053
Current portion of deferred consideration	1,666
Current portion of bank loan	3,994

Total current liabilities	54,440

Other liabilities	8,672
Deferred revenue	2,000
Bank loan	1,999
Subordinated debt	15,000

Total liabilities	82,111

Commitments and contingencies (see note 16)

Convertible preferred stock (see note 13)	65,159

Stockholders' deficit:
Common stock; par value $.0002 per share - 170,000,000 shares authorized;
46,979,207 issued and outstanding	9
Additional paid-in capital	48,023
Accumulated deficit	(102,268)

Total stockholders' deficit	(54,236)

Total liabilities, convertible preferred stock and stockholders' deficit	$93,034

The accompanying notes are an integral part of these consolidated financial statements.

Yodle, Inc. and Subsidiaries
Consolidated Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2015

(in thousands, except share and per share data)

Revenues	$207,851

Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	59,029
Selling and marketing	87,968
Technology and product development	29,830
General and administrative	31,984
Deferred offering costs	4,594
Depreciation and amortization	7,497

Total costs and expenses	220,902

Loss from operations	(13,051)

Interest expense and other	(1,196)

Loss before income taxes	(14,247)
Provision for income taxes	185

Net loss and comprehensive loss	$(14,432)

Net loss attributable to common stockholders:
Basic and diluted	$(14,432)

Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	45,182,198

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.32)

The accompanying notes are an integral part of these consolidated financial statements.

Yodle, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Deficit
December 31, 2015
(in thousands, except shares)	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance as of January 1, 2015	43,922,458	$9	$40,958	$(87,836)	$(46,869)
Common stock issued upon exercise of stock options and warrants	3,013,249	—	2,781	—	2,781
Stock-based compensation	—	—	4,284	—	4,284
Issuance of common stock in connection with 2014 asset acquisition	43,500	—	—	—	—
Net loss	—	—	—	(14,432)	(14,432)

Balance as of December 31, 2015	46,979,207	$9	$48,023	$(102,268)	$(54,236)

The accompanying notes are an integral part of these consolidated financial statements.

Yodle, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2015
(in thousands)

Cash Flows from Operating Activities
Net loss	$(14,432)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and equipment	3,483
Amortization of intangible assets and capitalized technology development costs	4,014
Stock-based compensation expense	4,284
Chargebacks expense	708
Accretion/amortization of debt discounts	11
Deferred rent and lease abandonment	681
Preferred stock warrant liabilities mark-to-market gain	(920)
Fair value change for Lighthouse business combination contingent consideration	47
Deferred initial public offering costs	4,594
Other	515

Changes in operating assets and liabilities, net of effect of business combination:
Prepaid expenses	(189)
Other current assets	406
Accounts receivable	298
Other assets	(59)
Accounts payable	(349)
Accrued expenses and other current liabilities	538
Deferred revenue	1,376

Net cash provided by operating activities	5,006

Cash Flows from Investing Activities
Purchase of property and equipment	(3,912)
Deposits for equipment and leasehold improvements at new facility	(779)
Capitalization of technology development costs	(770)
Change in restricted cash	2,628

Net cash used in investing activities	(2,833)

Cash Flows from Financing Activities
Repayment of bank loan	(4,000)
Payment for acquired capitalized software	(315)
Proceeds from issuance of common stock, net	2,781
Deferred initial public offering costs	(327)

Net cash used in financing activities	(1,861)

Net increase in cash and cash equivalents	312
Cash and cash equivalents as of beginning of year	10,214

Cash and cash equivalents as of end of year	$10,526

The accompanying notes are an integral part of these consolidated financial statements.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

1.    DESCRIPTION OF BUSINESS
Yodle, Inc. and subsidiaries (“Yodle” or the “Company”) is a provider of cloud-based marketing automation solutions for local businesses that makes digital marketing easy, affordable and transparent. Yodle’s platform provides its customers with an online, mobile and social presence, as well as automates, manages and optimizes their marketing activities and other consumer interactions. Yodle’s solutions are highly integrated and designed to be easy-to-use, helping local businesses navigate the rapidly evolving, technologically challenging, and highly fragmented digital marketing landscape without having to invest a significant amount of time and money or needing any in-house marketing or IT expertise.
On March 9, 2016, Yodle was acquired by Web.Com Group, Inc. (“Web.com”). (See note on Subsequent Events)
Certain Significant Risks and Uncertainties-Yodle operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company’s control that could have a material adverse effect on the Company’s business, operating results, and financial condition. These risks include, among others, Yodle’s history of losses and ability to achieve profitability in the future, highly competitive environment, ability to maintain and increase usage rate of the Company’s platform, and ability to increase demand for its solutions. Yodle purchases the majority of its media from Google, and the business could be adversely affected if Google takes actions that are adverse to Yodle’s interests. Similar actions from Yahoo!, Microsoft, and other media providers could adversely affect the business to a lesser degree. The media purchases represent traffic acquisition costs, net, and are recorded in cost of revenues in the consolidated financial statements.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation-The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates-The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. Significant estimates include fair value of the Company’s common stock, stock based compensation, preferred stock warrant liability, revenue recognition, expected customer lives, and recoverability of goodwill and intangible assets. These estimates are based on information available as of the date of the consolidated financial statements. Therefore, actual results could differ from those estimates.
Principles of Consolidation-The accompanying consolidated financial statements include the accounts of Yodle, Inc. and its wholly-owned subsidiaries, ProfitFuel, Inc. (“ProfitFuel”), Lighthouse Practice Management Group, Inc. (“Lighthouse”) and Yodle Canada Inc. (“Yodle Canada”). All intercompany balances and transactions have been eliminated in consolidation.
Business Combinations-Yodle’s consolidated financial statements include the operations of acquired businesses from the date of their acquisition. Yodle records business combinations under the acquisition method of accounting. All acquired assets and liabilities assumed are recorded at fair value on the date of acquisition. Any excess of the purchase price over the assigned values of the net assets acquired was recorded as goodwill. Contingent consideration is included within the acquisition cost and is recognized at its fair value on the acquisition date. A liability resulting from contingent consideration is re-measured to fair value at each reporting date until the contingency is resolved and changes in fair value are recorded in the consolidated statement of operations within general and administrative expenses.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

Asset Acquisition-Yodle records asset acquisitions based on its cost to acquire the asset. Consideration that is not in the form of cash is measured based on the fair value of the consideration given or the fair value of the asset acquired, whichever is more clearly evident, and thus, more reliably measured.
Foreign Currency Translation-Yodle and its subsidiaries are U.S. based except for Yodle Canada which began operations in 2012 and uses the U.S. Dollar as its functional currency since the income and expenses of the subsidiary are in U.S. Dollars. Since almost all of Yodle’s transactions are in U.S. dollars, the Company is not subject to material foreign currency translation adjustments in its consolidated financial statements.
Cash and Cash Equivalents-Yodle considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. Included in cash and cash equivalents is approximately $3.5 million invested in a money market account at December 31, 2015 (see note on Fair Value Measurements).
Accounts Receivable, net-The majority of Yodle's customers pay by credit card or e-check. Some larger customers and resellers are invoiced. Accounts receivable are recorded at the billed amount and no interest is charged. Yodle reviews the accounts receivable which are past due to identify specific customers with known disputes or collectability issues. The allowance for doubtful accounts is insignificant as of December 31, 2015.
Refunds and Chargebacks-The majority of Yodle customers are billed in advance and pay via credit card or e-check. Refunds occur when a customer approaches Yodle directly and requests all or a portion of amounts paid to be returned. Though it is not Yodle’s policy, nor is Yodle contractually obligated to issue refunds, the Company has historically voluntarily elected to provide a partial or full refund on a case-by-case basis. Therefore the Company maintains a refund reserve calculated based off of a rolling twelve month average, which is treated as a reduction to revenue. As refunds are issued, the Company offsets its reserve. Refund reserve of $0.9 million reduced revenues for the year ended December 31, 2015.
Chargebacks occur when a customer requests their credit card provider to take back payment previously made to Yodle after services have been rendered. Yodle records estimates for probable losses from chargebacks based on historical experience. Expenses related to chargebacks totaled $0.7 million for the year ended December 31, 2015 and was recorded in general and administrative expense in the consolidated statement of operations. Accrued chargebacks were $0.1 million as of December 31, 2015 and were recorded in accrued expenses and other current liabilities in the consolidated balance sheet.
Property and Equipment, net-Property and equipment consists of office furniture, office and computer equipment and leasehold improvements and is recorded at cost, with the exception of the long-lived assets acquired in business combinations, which are recorded at fair value at the time of the business combination. Depreciation is computed using the straight-line method over a period of, up to five years for office furniture and up to three years for office and computer equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives. Improvements that extend the useful lives of property and equipment are capitalized while expenditures for maintenance and repairs are charged to expense as incurred.
Long-Lived Assets-Yodle reviews property and equipment that have finite useful lives when an event occurs indicating the potential for impairment. If any indicators are present, Yodle performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the assets in question to their carrying amounts. If the undiscounted cash flows used in the test for recoverability are less than the assets carrying amount, Yodle determines the fair value of the asset and recognizes an impairment loss if the carrying amount of the asset exceeds its fair value. The impairment loss recognized is the amount by which the carrying amount of the asset exceeds its fair value. Management determined that there was no impairment charge for property and equipment assets during the year ended December 31, 2015.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

Goodwill and Intangible Assets, net-Yodle records goodwill when the purchase price of net tangible and intangible assets acquired exceeds their fair value. Intangible assets include identifiable acquired technologies, trade names and trademarks, customer relationships and non-competition agreements. Yodle amortizes the cost of finite-lived intangible assets over their estimated useful lives, up to five years. Amortization is based on the pattern in which the economic benefits of the intangible asset are expected to be realized.
Yodle tests goodwill for impairment at least annually as of October 1, or more frequently if events or changes in circumstances indicate that an asset may be impaired. The analysis is done at the reporting unit level, and the Company has determined it has one reporting unit. This is consistent with its one operating segment value for all years presented (see note on Segment, Geographic and Significant Customer Information). Therefore, the Company uses its enterprise value as its fair value. There was no impairment as of December 31, 2015.
Impairment testing for goodwill is performed utilizing either a qualitative assessment or a two-step process. If the Company decides that it is appropriate to perform a qualitative assessment, management first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we conclude that the fair value of a reporting unit more likely than not exceeds its carrying value, no further evaluation is necessary. If we conclude that it is not more likely than not that the fair value exceeds its carrying value, management is required to perform the two-step process. If management performs the two-step process, then we estimate the fair value of the reporting unit and compare that to the carrying value of the reporting unit. If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired and no further evaluation is necessary. If the carrying value is higher than the estimated fair value, there is an indication that impairment may exist and the second step is required. In the second step, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment charge.
Under the qualitative assessment, the Company considers a variety of qualitative factors, including general economic conditions, industry and market specific conditions, customer behavior, cost factors, the Company’s financial performance and trends, its strategies and business plans, capital requirements, management and personnel issues, and stock price, among others. Under the two step process, the Company estimates the fair value based on a number of factors, including: (a) appropriate consideration of valuation approaches (income approach, comparable public company approach, and comparable transaction approach), (b) estimates of future growth rates, (c) estimates of the Company’s future cost structure, (d) discount rates for its estimated cash flows, (e) selection of peer group companies for the comparable public company and the market transaction approaches, (f) required levels of working capital, (g) assumed terminal value, and (h) time horizon of cash flow forecasts. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment of the one reporting unit.
Yodle reviews intangible assets that have finite useful lives when an event occurs indicating the potential for impairment. If any indicators are present, Yodle performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the acquired intangibles in question to their carrying amounts. If the sum of the undiscounted cash flows used in the tests for recoverability are less than the acquired intangibles carrying amount, the Company determines the fair value of the acquired intangibles and recognizes an impairment loss if the carrying amount of the acquired intangibles exceeds its fair value. The impairment loss recognized is the amount by which the carrying amount of the acquired intangibles exceeds its fair value.
Capitalized Technology Development Costs, net-Yodle follows the guidance of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 350-40, Intangibles-Internal Use Software, to account for capitalized technology development costs. The Company capitalizes payroll and payroll-related costs incurred by employees

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

involved in developing new or additional functionality essential to Yodle’s platform during the development stage. Costs incurred during the preliminary project and post-implementation stages are expensed as incurred and included in technology and product development in the consolidated statement of operations. Once the technology has reached technological feasibility, internal and external costs, if direct and incremental, are capitalized until it is substantially complete and ready for intended use. Capitalized technology development costs are amortized on a straight-line basis over their estimated useful life of three years.
Capitalized technology development costs also include software acquired in an asset acquisition (see note on Capitalized Technology Development Costs, net). Additional development, if required, is capitalized in accordance with ASC 350-40. The useful life is determined by evaluating the pattern in which the economic benefits of the asset are expected to be realized.
Other Assets, net-In 2014, Yodle began incurring costs in connection with the filing of its Registration Statement on Form S-1, which were deferred and included in other assets, net in accordance with ASC 505-10-25, Equity - Recognition in the consolidated balance sheet. Initial public offering (“IPO”) costs consist of legal, accounting, and other costs directly related to the Company’s efforts to raise capital through an IPO. If the IPO becomes effective, these deferred costs will be offset against proceeds received from the offering and reclassified to additional paid-in capital on the consolidated balance sheet. Should Yodle terminate or more than temporarily delay its planned offering, these costs will be expensed in the consolidated statement of operations. As such, the Company had deferred $4.5 million of IPO costs as of December 31, 2014. During 2015, the Company exceeded the Securities and Exchange Commission’s (“SEC”) guidelines for a current IPO, and as a result expensed the deferred IPO costs of $4.6 million.
Yodle records deposits made in advance of acquiring long term assets such as furniture, equipment and deposits, for the build-out of the Company's new office space in other assets, net.
Deferred Revenue-Deferred revenue consists of billings or payments received in advance of revenue recognition and is recognized when the revenue recognition criteria are met. Deferred revenue that is expected to be recognized during the subsequent 12-month period is classified as current and the remainder is classified as long-term.
Deferred Rent-Yodle is subject to operating leases that contain predetermined fixed escalations of the minimum rental payments to be made during the original terms of the leases (which include “rent free” periods and construction periods). For these leases, the Company recognizes the related expense on a straight-line basis over the life of the lease, commencing on the date it takes possession of the premises.
Concentrations of Credit Risk-Financial instruments which potentially subject Yodle to concentrations of credit risk consist primarily of cash and cash equivalents and bank loans.
Cash and cash equivalents are deposited with major financial institutions and, at times, such balances with any one financial institution may be in excess of the Federal Deposit Insurance Corporation’s (“FDIC”) insured limits of $250,000. At December 31, 2015, approximately $10.3 million in cash and cash equivalents were deposited in excess of FDIC-insured limits.
Fair Value of Financial Instruments-The carrying amount of cash and cash equivalents except for money market funds, accounts receivable, accounts payable, and accrued expenses and other current liabilities approximate fair value because of the short maturity of these instruments. Money market funds are stated at fair value. The carrying amount of restricted cash approximates fair value because as the restrictions expire, the carrying value represents the amount that the Company will receive. Amounts outstanding under bank loans and other debt instruments are shown net of any discounts, including beneficial conversion and warrant discounts (see notes on Bank Loans, Subordinated Debt, and Warrants). Yodle has not elected the fair value measurement option for its financial instruments, assets, or liabilities under ASC 825, Financial Instruments. For example, Yodle’s loan principal balances are not marked to market in each reporting period. Instead they are shown net of any

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

discount (primarily from issuance of warrants) and the debt discount is amortized using an effective interest method. All preferred stock warrants were recorded as derivative liabilities at fair value upon issuance and subsequently recorded at fair value in each reporting period, with changes in fair value recorded as interest expense and other in the consolidated statements of operations in accordance with ASC 815, Derivatives and Hedging (see notes on Bank Loans, Subordinated Debt, and Warrants). Inputs used to measure the fair value of warrants issued in connection with debt are disclosed in the note on Warrants.
Convertible Preferred Stock-Yodle follows the guidance of ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging Instruments in determining the treatment of its preferred shares. The convertible preferred stock is initially measured at its fair value at the issuance date, and the carrying amount is not re-measured as long as it is not probable of becoming redeemable. Costs directly associated with the issuance of the convertible preferred stock (e.g., legal costs, etc.) were recorded at issuance as a reduction to the redeemable preferred stock amount. At the time when a deemed liquidation event is considered probable, the convertible preferred stock balance will be re-measured to its redemption value (i.e., liquidation preference) and the carrying amount of the instrument will be adjusted to equal the redemption value at the end of each reporting period. As of December 31, 2015, there was no formal arrangement to sell the Company and therefore preferred stock is presented net of issuance costs.
Preferred Stock Warrants Liabilities-The preferred stock warrants are exercisable into Series A, B, or D Preferred Stock, which includes certain redemption rights that are considered outside of the control of the Company. In accordance with ASC 480, Distinguishing Liabilities from Equity, the warrants are accounted for as a liability at their fair value and are re-measured at fair value on each reporting date with the change reported as interest expense and other on the consolidated statements of operations. Fair values for the preferred stock warrants are determined using the Black-Scholes-Merton valuation technique. The Black-Scholes-Merton valuation model provides for dynamic assumptions regarding volatility and risk-free interest rates within the total period to maturity. Accordingly, within the contractual term, the Company provided multiple date intervals over which multiple volatilities and risk-free interest rates were used. These intervals allow the Black-Scholes-Merton model valuation to project outcomes along specific paths which consider volatilities and risk-free rates that would be more likely in an early exercise scenario (see note on Fair Value Measurements). Upon the consummation of an IPO, the preferred stock warrants, except for Series D preferred bridge financing warrants which expire or will net exercise upon an IPO, will convert into warrants to purchase common stock. Upon conversion, the liability recorded for the preferred stock warrants will be reclassified to additional paid-in capital.
Segments-Operating segments are components of an enterprise about which separate financial information is available and evaluated regularly by the enterprise’s chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. Yodle’s Chief Executive Officer is its CODM. Yodle’s operations constitute one operating and reportable segment.
Revenue Recognition-Revenue is recognized when there is persuasive evidence of an agreement or arrangement, services have been rendered, the price to the buyer is fixed or determinable and collectability is reasonably assured. Yodle’s primary sources of revenue are from sales related to Yodle Ads, and sales of its platform offerings, including Yodle Organic, Yodle Marketing Essentials, Centermark, Yodle Web, Lighthouse, setup and website design fees.
Yodle Ads is a managed service offering. Local businesses become customers of the Company’s Yodle Ads media offering to promote their business online and to generate prospects who ultimately convert into paying consumers. The Company’s Yodle Ads offering is an integrated solution that provides its customers with a marketing program that is designed to achieve this objective. Pursuant to the Yodle Ads offering, customers agree in advance to a monthly media budget (the “subscription”). Subscription revenue from the Yodle Ads offering is recognized ratably over the month, as the service is delivered.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

Yodle acts as a principal in transactions related to its Yodle Ads offering. Pursuant to ASC 605-45-45, Principal Agent Consideration, Yodle is the primary obligor in the arrangement, performs a significant portion of the services, has latitude in establishing pricing, has discretion in the supplier selection and determines service specifications. Therefore, Yodle recognizes revenue on a gross basis.
Revenue from Yodle Organic is generated from subscriptions for search engine optimization (“SEO”) whereby Yodle uses its proprietary algorithm technology to enable customers to be more easily found through various Internet search engines. Yodle charges a monthly subscription fee which is recognized ratably over the period of service.
Revenue from Yodle Marketing Essentials is generated from subscriptions from customers to its local marketing automation platform. Yodle charges a monthly subscription fee which is ratably recognized over the period of service.
The Centermark product provides the functionality associated with the Marketing Essentials product to brand networks.  In addition, the Centermark product provides brand network owners with access to a business intelligence tool that provides real-time information about the marketing activity of their individual network locations. Subscriptions to Centermark are recognized ratably over the period of service.
Revenue from Yodle Web is generated from subscriptions to Yodle's digital presence offering, which encompasses the maintenance of a professional quality website that is easily discoverable and optimized for mobile devices and connected to online directories and rating and review sites. Yodle charges a monthly subscription fee which is recognized ratably over the period of service.
Revenue from Lighthouse is generated from subscriptions to Yodle's business practice automation software service that is used by Yodle's customers to manage many of their customer interactions and administrative office routines such as appointment management. Yodle charges a monthly subscription fee which is recognized ratably over the period of service.
Setup and website design fees are one-time fees that are recognized over the expected customer life, which is based on historical experience.
Yodle applies ASC 605-25, Revenue Recognition-Multiple Element Arrangements, to account for the revenue arrangements with customers that involve multiple deliverables. When an arrangement involves multiple elements and it is determined that the elements should be accounted for as separate units of accounting, the entire fee from the arrangement is allocated to each respective element based on relative selling price compared to the total selling price, and recognized when the revenue recognition criteria for each element is met. For all services provided, Yodle determines the relative selling price using either vendor specific objective evidence (“VSOE”) or if VSOE is not available, third-party evidence (“TPE”) or estimated selling price (“ESP”) if neither VSOE nor TPE is available. The significant factors, inputs and assumptions used in estimating selling price include actual selling prices, historical information and other entity specific considerations.
Yodle also provides its offerings through resellers. Yodle earns a per-customer fee for all platform offerings sold by resellers. Additionally, Yodle collects a share of the revenue that resellers generate from sales of Yodle Ads. In accordance with ASC 605-45-45, Principal Agent Consideration, Yodle has evaluated the relevant indicators in the arrangement. Yodle has determined net treatment to be appropriate as it does not meet the criteria to be the primary obligor in the arrangement and amounts earned pursuant to reseller arrangements are fixed but subject to volume. Yodle recognizes revenue in the period that it delivers its offerings to the customer on behalf of the resellers. Additionally, certain of Yodle's resellers have guaranteed to provide the Company with a minimum fee structure, regardless of the volume of their sales. Historically resellers have exceeded the minimum guarantee.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

In 2011, effective for the 2012 fiscal year, Yodle entered into a multi-year licensing agreement to distribute its offerings in Canada through a reseller. The reseller paid a $10.0 million licensing fee upon signing the agreement. The licensing fee is being recognized ratably over the estimated life of the reseller relationship, which approximates the term of the contract, which commenced in January 2012 and originally contracted to end December 31, 2014. On September 9, 2013, Yodle and the reseller agreed to modify the agreement, including extending the term until December 31, 2018. At that time, Yodle updated its estimated life of the reseller relationship to consider the remaining contract term and amortizes the remaining license fee over the remaining estimated life of the reseller relationship. In addition to this licensing fee, Yodle may also earn milestone payments if certain revenue targets are met by the reseller. These milestone payments, if earned, would be recognized ratably over the estimated life of the reseller relationship with a cumulative catch up recognized for the elapsed portion of the estimated life of the reseller relationship. In 2012 and 2013, the first and second milestones were obtained, and therefore the reseller paid Yodle an additional $1.0 million for each milestone. As of December 31, 2015, one additional milestone remained unearned. Yodle also earns per customer fee revenue from its Canadian reseller on sales of Yodle offerings to its customers as well as revenues from assisting its reseller in executing its operations.
Cost of Revenues-Cost of revenues consists of traffic acquisition costs, net of provider rebates, client service account setup personnel costs including salaries, bonuses, stock-based compensation and other personnel costs, third-party costs associated with service delivery, co-location, hosting and designing websites, and credit card processing fees. No allocation of depreciation and amortization expense was made to cost of revenues.
Two vendors accounted for approximately 97% of Yodle’s net traffic acquisition costs of $40.5 million in 2015. Traffic acquisition costs are the expenses charged by search engines when a consumer clicks on a sponsored link. Yodle has agreements with both vendors, which either party may terminate through written notice.
Advertising Expense-Advertising costs are expensed as incurred. Advertising expense was approximately $8.9 million for the year ended December 31, 2015. Advertising expenses include marketing personnel costs and are included in selling and marketing expenses in the consolidated statement of operations.
Income Taxes-Yodle uses the asset and liability method of accounting for income taxes as prescribed by ASC Topic 740, Income Taxes, which recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using existing enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Yodle follows the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes, and includes in the consolidated financial statements only those tax positions that are more likely than not to be sustained.
Stock-Based Compensation-Yodle accounts for stock-based compensation awards issued to its employees and non-employee members of its Board of Directors (the “Board”) in accordance with ASC 718, Compensation-Stock Compensation. ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair value-based measurement method in accounting for these transactions with employees.
Stock-based compensation is measured at grant date based on the estimated fair value of the award and is expensed on a straight-line basis over the requisite service period. Fair values of share-based payment awards are determined on the date of grant using the Black-Scholes-Merton option pricing model to estimate the fair value of its stock options awards to employees.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

Since there is no public market for Yodle’s common stock, the Company uses the “calculated value method,” which relies on comparable company historical volatility and uses the average of i) the weighted-average vesting period and ii) the contractual life of the option, calculated using the “simplified method”. The simplified method allows for estimating the expected life based on an average of the option vesting term and option life, provided that all options meet certain criteria of “plain vanilla” options. Yodle bases its estimates of expected volatility on the median historical volatility of a group of publicly traded companies it believes are comparable to the Company based on the criteria set forth in ASC 718, Compensation-Stock Compensation, considering factors such as line of business, stage of development, size and financial leverage. The risk-free rate of interest for periods within the contractual life of the stock option award is based on the yield of U.S. Treasury bonds on the date the award is granted with a maturity equal to the expected term of the award. Since Yodle makes grants throughout the year, there will be a range of risk-free rates and average expected lives used during the year. The Company uses historical data to estimate forfeitures. Additionally, Yodle has assumed that dividends will not be paid.
The Company accounts for stock awards issued to consultants other than members of the Board in accordance with the provisions of ASC 505-50, Equity-Based Payments to Non-Employees. Restricted stock awards are measured based on the fair market values of the underlying common stock on the dates of grant and expensed on a straight-line basis over the requisite service period.
Other Comprehensive Loss-Yodle did not have any items of other comprehensive loss during the year ended December 31, 2015.
Subsequent Events-Yodle follows ASC 855-10, Subsequent Events, which contains general standards of accounting for and disclosure of events that occur after the balance sheet date but before the consolidated financial statements are available to be issued. Management has considered subsequent events through April 27, 2016, the date the consolidated financial statements were available to be issued (see note on Subsequent Events).
Recently Issued Accounting Guidance-In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases. This guidance introduces a model that will require lessees to recognize most leases on the balance sheet. The purpose of this guidance is to increase the transparency and comparability among companies by requiring them to recognize lease assets and lease liabilities on the balance sheet and to disclose key information regarding leasing arrangements. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018. Yodle is evaluating the potential impact of this adoption on its consolidated financial statements.
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes-Balance Sheet Classification of Deferred Taxes. This guidance will simplify the presentation of deferred income taxes, the amendments require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in this ASU can be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Yodle is evaluating the potential impact of this adoption on its consolidated financial statements.
In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date. This guidance amends the effective date of ASU No. 2014-09, Revenue from Contracts with Customers and is now effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Yodle is evaluating the potential impact of this adoption on its consolidated financial statements.
In June 2015, the FASB issued ASU No. 2015-10, Technical Corrections and Improvement. This guidance contains amendments that will affect a wide variety of topics in the codification. The amendments in this ASU represent changes to

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

clarify the codification, correct unintended application of guidance, or make minor improvements to the codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Additionally, some of the amendments will make the codification easier to understand and easier to apply by eliminating inconsistencies, providing needed clarifications, and improving the presentation of guidance in the codification. Transition guidance varies based on the amendments in this ASU. The amendments in this ASU that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Yodle does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-05, Intangibles-Goodwill and Other-Internal-Use Software. This guidance amends Subtopic 350-40, Intangibles-Goodwill and Other-Internal-Use Software, which will help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement. The amendments provide guidance to customers about whether a cloud computing arrangement includes a software license. The amendments in this ASU can be applied prospectively to all arrangements entered into or materially modified after the effective date or retrospectively for annual reporting periods beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Yodle is evaluating the potential impact of this adoption on its consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest. This guidance amends the presentation of financial statement requirements in ASC 835-30, Interest. This guidance is based on the principle that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The guidance also requires amortization of debt issuance costs to be reported as interest expense. The amendments in this ASU are effective retrospectively for annual reporting periods beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. In August 2015, the FASB issued ASU No. 2015-15, Interest-Imputation of Interest. This guidance address the presentation and subsequent measurement of debt issuance costs associated with line-of-credit arrangements. An entity is allowed to defer and present debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. Yodle plans to adopt the provisions of ASU No. 2015-03 and ASU No. 2015-15 effective on January 1, 2016 and does not expect adoption to have a material impact on the consolidated financial statements. As of December 31, 2015, Yodle has $0.1 million of net deferred debt issuance costs which are reported within other assets, net on its consolidated balance sheet.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern. This
guidance amends the presentation of financial statement requirements in ASC 205-40, Going Concern. This guidance is based on the principle that the entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The guidance also requires additional disclosure about principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. The amendments in this ASU are effective retrospectively for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Yodle is evaluating the potential impact of this adoption on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-12, Accounting for Share-based Payments When the Terms of an Award
Provide That a Performance Target Could Be Achieved after the Requisite Service Period (Topic 718) (“ASU 2014-12”), which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition and should not be reflected in the estimate of the grant-date fair value of the award. The guidance is effective for periods beginning after December 15, 2015. The guidance can be applied prospectively for all awards granted or

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

modified after the effective date or retrospectively to all awards with performance targets outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. Yodle is evaluating the potential impact of this adoption on its consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. This guidance supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This guidance is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The amendments in this ASU can either be adopted on a full retrospective basis or on a modified prospective basis. The guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Yodle is evaluating the potential impact of this adoption on its consolidated financial statements.

3.    BUSINESS COMBINATION
On February 28, 2013, Yodle acquired 100% of Lighthouse, a provider of dental appointment reminder and practice automation software services, based in Georgia. This business combination resulted in Yodle adding a strong practice automation capability to its existing offerings.
Under the terms of the merger agreement, Yodle (i) paid Lighthouse stockholders $5.0 million in cash at closing; (ii) issued 3,804,348 shares of its Series E Preferred Stock at a fair value of $2.30 per share to the stockholders of Lighthouse that qualified as accredited investors; (iii) promised to pay the Lighthouse stockholders deferred payment consideration of $6.2 million in cash at a later time (the “Deferred Payment”); and (iv) agreed to pay the stockholders an earn-out consideration (the “Earn-out”), the amount of which was based on revenue performance over the measurement period (commenced March 1, 2013 and ended February 28, 2014), not to exceed $3.0 million in cash and 869,565 shares. A portion (40%) of the Earn-out was paid by the issuance of additional Series E Preferred Stock, calculated by dividing the amount of share-based Earn-out earned by the initial fair value of $2.30 per share, and the balance of $3.0 million was paid in cash to the stockholders.
Deferred Payment
The Deferred Payment was due on the earlier of (a) the second anniversary of the effective date (February 28, 2015), or (b) the closing of an initial public offering that nets proceeds to Yodle of at least $20.0 million (“Qualifying Public Offering”), or (c) the closing of a sale of Yodle. The Deferred Payment, subject to the terms of the agreement, accrues a simple interest rate of 8% per-annum from the effective date and is payable to stockholders quarterly in arrears. The Company has an option to extend the due date to February 28, 2017 which would result in the interest rate increasing from 8% to 12% (“Deferred Rate”).
Under the terms of the Deferred Payment, $1.7 million is accounted for as consideration in the business combination, and $4.5 million is compensation expense under ASC 710. The Deferred Payment had a fair value at acquisition of $1.6 million, and is adjusted to fair value at each reporting date.
The $4.5 million of compensation expense was expensed on a straight-line basis over a period of one year from acquisition date, which was the required service period per the agreement and was reflected in the consolidated statement of operations in general and administrative expenses.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

On July 15, 2014, Yodle amended its loan agreement with Silicon Valley Bank (“SVB”) and in conjunction the holders of the Deferred Payment amended their subordination agreement with SVB pursuant to which they agreed that payment of principal of the Deferred Payment would be deferred until the closing of IPO or February 28, 2015, after which interest on the Deferred Payment accrues at the Deferred Rate of 12% with scheduled equal monthly principal payments beginning March 2015 through February 2017.
On February 6, 2015, Yodle entered into a second amended and restated agreement (“Bank Loan”) with SVB. In conjunction with the Bank Loan, the former stockholders of Lighthouse amended the subordination agreement (“Inter-creditor agreement”), which prohibits Yodle from making any principal payments on the Deferred Payment until the raising of a minimum of $20.0 million from a sale of equity. In the event of a Qualifying Public Offering, the entire Deferred Payment and any accrued interest would be due and payable immediately. As such, and pursuant to the Inter-creditor agreement, payments scheduled to commence in March 2015 have not been made.
The fair value of the consideration was $1.7 million as of December 31, 2015 and was recorded in current portion of deferred consideration in the consolidated balance sheet. Deferred compensation expense of $4.5 million discussed above was outstanding as of December 31, 2015 and was recorded in accrued expenses and other current liabilities in the consolidated balance sheet.
Interest on the Deferred Payment had a stated interest rate of 12% as of December 31, 2015 and is payable quarterly in arrears. Interest expense related to the amounts due to the former stockholders of Lighthouse was $0.7 million for the year ended December 31, 2015.
Earn-out
The fair value of the Earn-out at the acquisition date was $4.6 million and was recorded as a liability as of the purchase date and was included in accrued expenses and other current liabilities in the consolidated balance sheet. In September 2013, the merger agreement was amended to recognize that the Earn-out targets had been met in full; and that in March 2014, the stockholders would be paid 869,565 shares of Series E Preferred Stock, and $3.0 million in cash. Subsequent to the amendment, the Company continued to record the fair value of the Earn-out as a liability under ASC 480. In March 2014, Yodle settled its Earn-out liability in accordance with the terms of this amendment.

4.    SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information for the year ended December 31, 2015 is as follows:

(in thousands)

Supplemental disclosures of cash flow information
Cash paid for interest	$1,725
Cash paid for taxes	430

Non-cash investing and financing activities
Property and equipment acquired that are unpaid in accounts payable	$222
Unpaid deposits for equipment and leasehold improvements
(see note on Commitments and Contingencies)	970
Landlord funded leasehold improvements	6,273
Asset retirement obligation	79

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

5.    PROPERTY AND EQUIPMENT, NET
Property and equipment, net consists of the following:

(in thousands)

Office furniture	$3,202
Office and computer equipment	5,760
Leasehold improvements	9,871

Total	18,833
Less accumulated depreciation and amortization	(5,763)

Property and equipment, net	$13,070
Depreciation and amortization expense was approximately $3.5 million for the year ended December 31, 2015.
The Company disposed of the following property and equipment, net:

(in thousands)

Office furniture	$590
Office and computer equipment	3,412
Leasehold improvements	490

Total	4,492
Less accumulated depreciation and amortization	(4,432)

Property and equipment, net	$60
No cash was received for these disposals.
In accordance with ASC 410-20, Asset Retirement and Environmental Obligations - Asset Retirement Obligations, the Company determined that there was an asset retirement obligation (“ARO”) in connection with the new lease. Yodle recorded an asset in leasehold improvements for approximately $0.1 million, with an offsetting liability recorded to other non-current liabilities as of June 30, 2015. In accordance with the accounting guidance, the Company will accrete the liability to its expected future value over the term of the lease. During the year ended December 31, 2015, the Company recorded less than $0.1 million in accretion expense.
A reconciliation of the ARO liability is as follows:

(in thousands)

As of January 1, 2015	$—
Liability incurred	79
Accretion	4

As of December 31, 2015	$83

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

During 2015, the Company initiated phase 2 of its new office build-out New York City. The Company incurred $1.7 million of costs for this build-out. As of December 31, 2015, these costs were recorded in other assets, net on the consolidated balance sheet.

6.    GOODWILL AND INTANGIBLE ASSETS, NET
The changes in the carrying amount of goodwill are as follows:

(in thousands)
Goodwill	Gross	Accumulated Amortization	Net

As of January 1, 2015	$55,227	$—	$55,227
Impairment	—	—	—
Acquisition	—	—	—

As of December 31, 2015	$55,227	$—	$55,227
Intangible assets, net as of December 31, 2015, are as follows:

Intangible Assets	Gross	Accumulated Amortization	Net	Weighted Average Remaining Life (in years)

Customer relationships	$3,965	$(2,806)	$1,159	2.17
Non-competition agreements	4,415	(4,372)	43	0.17
Tradenames & trademarks	1,526	(892)	634	2.17
Developed technology	8,555	(4,849)	3,706	2.16

Total intangible assets	$18,461	$(12,919)	$5,542	2.15
Amortization expense was $2.8 million for the year ended December 31, 2015.
Estimated remaining amortization of the intangible assets is as follows:

2016	$2,588
2017	2,532
2018	422

Total	$5,542

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

7.    CAPITALIZED TECHNOLOGY DEVELOPMENT COSTS, NET

(in thousands)

Capitalized technology development costs	$3,754
Less accumulated amortization	(2,038)

Capitalized technology development costs, net	$1,716
Amortization of capitalized technology development costs was $1.2 million for the year ended December 31, 2015.
Capitalized technology development costs included additions of capitalized payroll of approximately $0.8 million for the year ended December 31, 2015.
Software Asset Acquisition
On February 28, 2014, Yodle acquired software code, (“Service Task”) from New Service, LLC. Consideration for the acquired asset was $1.4 million, reflected in capitalized technology development costs, net, and consisting of (a) $0.5 million in cash, (b) 87,000 common shares, valued at $2.82 per share, and (c) a deferred payment of $0.6 million, each of (b) and (c) are paid 50% on the first anniversary and 50% on the second anniversary of the closing. Yodle has not capitalized additional costs in conjunction with further development of the program code. The Company estimates the useful life of the acquired software to be three years and is being amortized accordingly.

8.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of:

(in thousands)

Lighthouse deferred compensation (see note on Business Combination)	$4,500
Service Task deferred payment (see note on Capitalized Technology Development Costs, net)	327
Accrued payroll expenses	7,080
Accrued expenses, other	2,889
Accrued traffic acquisition costs	635
Accrued taxes	702
Accrued interest expense	270
Deferred rent	335

Total	$16,738

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

9.    BANK LOANS
The principal amounts, unamortized discounts, and net carrying amounts are as follows:

(in thousands)
Bank Loans	Principal Outstanding	Unamortized Discount	Net Carrying Amount

Current portion	$4,000	$(6)	$3,994
Long-term portion	2,000	(1)	1,999

Bank Loan	$6,000	$(7)	$5,993
Bank Loan
On February 6, 2015, Yodle entered into a new loan with SVB, whereby an existing Term Loan Facility remained unchanged and the existing Revolving Credit Facility was amended to a revolving line of credit (“LOC”). The LOC provides Yodle with the ability to borrow up to $15.0 million based on a multiple of monthly recurring revenue, reduced by the amount of standby letters of credit issued by SVB (“Outstanding LCs”). The LOC will automatically increase to a maximum of $20.0 million less Outstanding LCs if Yodle raises at least $20.0 million in net proceeds from an equity capital raise. The Bank Loan also releases the requirement to cash collateralize Outstanding LCs and cancels the restrictions on cash balances of $2.6 million. Amounts outstanding pursuant to the term loan are subject to a floating per-annum rate equal to the prime rate plus three quarters of one percent (0.75%). Amounts outstanding pursuant to the LOC are subject to a floating per-annum rate equal to the prime rate plus one percent (1.00%). Yodle’s ability to make principal payments of its subordinated debt is subject to the terms of inter-creditor agreements between the applicable subordinated debtor and SVB.
On June 29, 2015, the Bank Loan with SVB was modified when Yodle entered into an amendment to the February 6, 2015 amended loan, whereby the Term Loan Facility remained unchanged, the definition of the LOC was revised, and a financial covenant was revised. The amendment revised the required minimum unrestricted cash maintained with the bank from $7.0 million for the term of the agreement to $8.0 million through September 29, 2015, $7.5 million from September 30, 2015 through and including December 30, 2015, and $7.0 million thereafter. The aggregate principal amount of the LOC was increased to not exceed $20.0 million from $15.0 million, prior to an equity event.
On December 16, 2015, the Bank Loan with SVB was modified when Yodle entered into an amendment to the February 6, 2015 amended loan, whereby the Term Loan Facility and LOC remained unchanged and a financial covenant was revised. The amendment revised the required Minimum Adjusted EBITDA/Maximum Adjusted EBITDA Loss at calendar quarter ending December 31, 2015.
The carrying value of the Bank Loan as of December 31, 2015 approximates fair value since the Company's debt obligation carries a floating interest rate that is adjusted based on the prime lending rate, which has not changed since the last annual loan interest rate adjustment period. The Company considers these inputs to be within Level 3 of the fair value hierarchy because it cannot reasonably observe activity in the limited market in which participations in the term loans are traded, if at all. (See note on Fair Value Measurements)
Scheduled repayments of the loans outstanding under the Loan and Security Agreement (“LSA”) at December 31, 2015 are as follows:

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

(in thousands)

2016	$4,000
2017	2,000

$6,000

The schedule of stated interest rates, effective interest rates, interest expense, discount amortization amounts, and loss on early extinguishment of debt are as follows:

(in thousands)
Year Ended December 31, 2015	Stated Interest Rate	Effective Interest Rate	Interest Expense	Discount Amortization	Loss on Early Extinguishment of Debt

Bank Loan	prime + .75%	4.19%	$317	$11	$—
In connection with the LSA, Yodle is subject to certain covenants with which it must comply. As of December 31, 2015, Yodle was in compliance with all such covenants.

10.    SUBORDINATED DEBT
Yodle has entered into debt agreements which are subordinated to the SVB loans. The schedule of principal amounts and net carrying amounts are as follows:

(in thousands)
Subordinated Debt	Principal Outstanding	Net Carrying Amount

Current portion	$—	$—
Long-term portion	15,000	15,000

Subordinated Loan	$15,000	$15,000
Subordinated Loan
In September 2013, Yodle borrowed $15.0 million from a reseller. The loan has a fixed interest rate of 5.0%, payable monthly. The Subordinated Loan is due on September 9, 2017. Interest expense of $0.8 million was recorded in the consolidated statement of operations for the year ended December 31, 2015. The carrying value of the subordinated loan as of December 31, 2015 approximates fair value as the interest rate is similar to current bank debt interest rates. The Company considers these inputs to be within Level 3 of the fair value hierarchy because it cannot reasonably observe activity in the limited market in which participations in the term loans are traded, if at all.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

The schedule of stated interest rates, effective interest rates, interest expense and discount amortization amounts are as follows:

(in thousands)
Year Ended December 31, 2015	Stated Interest Rate	Effective Interest Rate	Interest Expense	Discount Amortization

Subordinated Loan	5.00%	5.07%	$760	$—
Scheduled repayment of subordinated debt as of December 31, 2015 is as follows:

(in thousands)

2016	$—
2017	15,000
2018	—

$15,000

11.    WARRANTS
Yodle examines the terms of each warrant instrument at issuance, along with the terms and conditions of any other instruments issued in conjunction with the warrants, such as debt agreements, to determine the proper accounting treatment.
Preferred Stock Warrants
2010 Loan
In connection with the 2010 Loan, SVB was granted a warrant to purchase 78,320 warrants to purchase shares of Yodle’s Series D Preferred Stock with an exercise price of $1.4045 per share. Yodle initially recorded the value of these warrants based on the fair value on the date of grant of $0.1 million as a reduction of the stated value of the loan, which was accreted into the loan over its maturity as additional interest expense.
As the warrants are exercisable into Series D Preferred Stock, which includes certain redemption rights that are considered outside of the control of the Company, in accordance with ASC 480, Distinguishing Liabilities from Equity, the warrants are accounted for as a liability and are revalued at each balance sheet date. The change in fair value upon being re-measured is recorded in interest expense and other within the Company’s consolidated statement of operations. The warrants were fully vested at issuance. The fair value of these warrants was included within the preferred stock warrant liabilities on the consolidated balance sheet.
2011 Loan
In 2011, in accordance with terms of the 2011 Loan, SVB was granted warrants to purchase 711,997 shares of Series D Preferred Stock. The warrants were transferable without restriction by the holder. Yodle recorded the value of these warrants based on the fair value on the date of issuance, $0.7 million, as a reduction of the stated value of the loan, which was to be accreted into the loan over its maturity as additional interest expense.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

As the warrants are exercisable into Series D Preferred Stock, which includes certain redemption rights that are considered outside of the control of the Company, in accordance with ASC 480, Distinguishing Liabilities from Equity, the warrants are accounted for as a liability and are revalued at each balance sheet date. The change in fair value upon being re-measured is recorded in interest expense and other within the consolidated statement of operations. The warrants were fully vested at issuance. The fair value of these warrants was included within the preferred stock warrant liabilities on the consolidated balance sheet.
Bridge Financing
On May 23, 2011, in conjunction with the Bridge Financing, Yodle issued 640,797 warrants to the holders of the convertible promissory notes “Bridge Financing Warrants” based on the terms of the Bridge Financing. 897,120 additional Bridge Financing Warrants were issued between July 23, 2011 and August 23, 2012. In September 2012, in accordance with the terms of the Bridge Financing, the Bridge Financing Warrants matured and were converted to warrants for the purchase of shares of Series D Preferred Stock. The initial fair value of warrants issued in 2011 and 2012 was $0.5 million and $0.3 million, respectively. The warrants were fully vested at issuance.
As the warrants are exercisable into Series D Preferred Stock, which includes certain redemption rights that are considered outside of the control of the Company, in accordance with ASC 480, Distinguishing Liabilities from Equity, the warrants are accounted for as a liability and are revalued at each balance sheet date. The change in fair value upon being re-measured is recorded in interest expense and other within the Company’s consolidated statement of operations. The fair value of these warrants was included within the preferred stock warrant liabilities on the consolidated balance sheet.
Series A Preferred Stock and Series B Preferred Stock warrants relate to debt issued prior to 2011. As the warrants are exercisable into Series A and Series B Preferred Stock, which includes certain redemption rights that are considered outside of the control of the Company, in accordance with ASC 480, Distinguishing Liabilities from Equity, the warrants are accounted for as a liability and are revalued at each balance sheet date. The change in fair value upon being re-measured is recorded in interest expense and other within the Company’s consolidated statement of operations. The warrants were fully vested at issuance. The fair value of these warrants was included within the preferred stock warrant liabilities on the consolidated balance sheet.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

The below table summarizes the outstanding preferred stock warrant liabilities:

(in thousands, except share and per share data)
Preferred Stock Warrants	Issue Date	Expiration Date	Exercise Price	Shares Outstanding	Fair Value at Issue Date	As of December 31, 2015
Series A	5/22/2007	5/22/2017	$0.1445	311,419	$—	$576
Series B	7/18/2008	7/17/2018	$0.5670	141,093	74	214
Series D - Bridge Financing	5/23/2011	5/23/2018	$1.4045	640,797	326	519
	7/23/11-8/23/12	5/23/2018	$1.4045	897,120	444	727
Series D - 2011 Loan	5/23/11-11/23/11	5/22/2021	$1.4045	711,997	666	919
Series D - 2010 Loan	10/1/2010	10/1/2020	$1.4045	78,320	76	98

				2,780,746	$1,586	$3,053
The change in fair value of the warrants recorded to interest expense and other represents a benefit $0.9 million for the year ended December 31, 2015.
All of Yodle’s outstanding preferred stock warrants become exercisable for shares of common stock on a one-for-one basis upon the closing of an IPO, and 1,537,917 of these warrants that were issued in connection with the Bridge Financing for its acquisition of ProfitFuel will, subject to certain conditions, automatically be deemed exercised in full pursuant to a net exercise provision upon its closing. The net exercise provision contained in certain of the Company’s outstanding warrants provides that the holder may, in lieu of payment of the exercise price in cash, surrender the applicable warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the applicable warrant after deduction of the aggregate exercise price. The warrants also contain a provision for the adjustment of the exercise price and the number of shares issuable upon the exercise of the applicable warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.
Common Stock Warrants
As part of the 2012 Loan, SVB received a warrant to purchase 195,000 shares of common stock at a purchase price of $1.19 per share. Yodle recorded the fair value of the warrants, determined using a binomial pricing model, on the date of the grant as a reduction of the stated value of the loan, which was to be accreted into the loan over its maturity as additional interest expense. 195,000 warrants remain outstanding as of December 31, 2015.
The common warrants issued and outstanding were assessed under ASC 815 and were determined to initially not meet the definition of a derivative, but will require evaluation on an on-going basis. As of December 31, 2015, the warrants still did not meet the definition of a derivative and were therefore classified in stockholders’ deficit.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

The table below summarizes the inputs to determine the fair value of the common warrants issued in connection with the 2012 Loan:

Common stock warrants—2012 Loan
Risk-free interest rate (percentage)	1.59
Expected term (in years)	10.00
Expected dividend yield (percentage)	—
Expected volatility (percentage)	54.80

12.    INCOME TAXES
The provision for income taxes is as follows:

(in thousands)
Current
Federal	$(43)
State	228

Total current income tax expense	$185
The reconciliation between the effective income tax rate and the federal statutory income tax rate are as follows:

Federal statutory income tax rate	34.00%
State income taxes, net of federal benefit	(1.06)
Valuation allowances on deferred tax assets	(31.85)
Stock-based compensation	(4.04)
Preferred stock warrants/debt	2.20
Other permanent differences	(0.85)
Other	0.30

Effective income tax rate	(1.30)%

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

The significant components of the Company’s deferred tax assets and liabilities are as follows:

(in thousands)

Current deferred tax assets
Accrued expenses	$234

Total current deferred tax assets	234

Non-current deferred tax assets
Operating loss and credit carryforwards	30,409
Stock-based compensation	1,551
Deferred rent	1,145
Other	157

Total non-current deferred tax assets	33,262

Total deferred tax assets	33,496

Non-current deferred tax liabilities
Deferred revenue	(1)
Amortization of intangibles	(1,246)
Depreciation	(428)

Total non-current deferred tax liabilities	(1,675)
Net deferred tax assets before valuation allowances	31,821
Valuation allowances	(31,821)

Net deferred tax assets after valuation allowances	$—
A valuation allowance has been established for all deferred tax assets net of deferred tax liabilities, excluding deferred tax liabilities of indefinite duration. An uncertainty that may affect the realization of the net operating losses and other deferred tax items is the ability of the Company to generate sufficient taxable income in future periods to utilize the net operating losses and other deferred tax items.
As of December 31, 2015, the Company has a net operating loss carryforward (“NOL”) available to offset future taxable income of approximately $61.7 million. The NOL expires in varying years through 2034.
A reconciliation of the beginning and ending amounts of Yodle's uncertain tax positions are as follows:

(in thousands)

Balance as of January 1, 2015	$288
Additions for tax positions related to current year	—
Additions for tax positions related to prior years	7
Reduction due to the lapse of the applicable statute of limitations	(50)

Balance as of December 31, 2015	$245
Yodle accrues interest and penalties related to uncertain tax positions as part of the provision for income taxes. As of December 31, 2015, accrued interest and penalties included in uncertain tax positions were insignificant. The Company anticipates that less than $0.1 million in uncertain tax positions will be relieved in the next twelve months.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

As of December 31, 2015, the Company remained subject to examination for all federal, state and local income tax returns for the years 2012 through 2015.

13.    Convertible Preferred Stock
Yodle has issued six series of Convertible Preferred Stock: Series A, Series B, Series C, Series D, Series E and Series F collectively “Convertible Preferred Stock”, as follows:

(in thousands, except share and per share data)
Convertible Preferred	Issue Date	Issued	Outstanding	Authorized	Original Issue Price	Original Proceeds at Issuance	Issuance Costs	Proceeds Net of Issuance Costs	Liquidation Preference	Carrying Value as of December 31, 2015
Series A	Nov-06	21,453,287	21,453,287	21,453,287	$0.1444	$3,098	$110	$2,988	$0.1444	$2,988
Series A	Jun-07	3,460,208	3,460,208	25,224,914	$0.1445	500	—	500	$0.1445	500
Series B	Nov-07	21,164,021	21,164,021	21,305,114	$0.5670	12,000	68	11,932	$0.5670	11,932
Series C	Jan-09	15,539,089	15,539,089	15,837,919	$0.8366	13,000	90	12,910	$0.8366	12,910
Series C	Aug-09	298,830	298,830	15,837,919	$0.8366	250	—	250	$0.8366	250
Series D	May-11	7,119,973	7,119,973	7,119,973	$1.4045	10,000	65	9,935	$1.4045	9,935
Series D	Sept-12	7,274,827	7,274,827	16,723,034	$1.4045	10,218	—	10,218	$1.4045	10,218
Series E	Feb-13	3,804,348	3,804,348	4,673,913	$2.3000	8,750	72	8,678	$2.3000	8,678
Series E	Mar-14	869,565	869,565	4,673,913	$3.1600	2,748	—	2,748	$2.3000	2,748
Series F	Feb-13	1,666,667	1,666,667	1,666,667	$3.0000	5,000	—	5,000	$6.0000	5,000

		82,650,815				$65,564	$405	$65,159		$65,159
As of December 31, 2015, there was no formal arrangement to sell the Company and therefore preferred stock is presented net of issuance costs.
Voting Rights-The number of votes that a share of preferred stock is entitled to vote is calculated by converting the preferred series share into a share of common stock at a 1:1 ratio. Preferred stock classes A, B and D each elect one board of director. The Company’s voting agreement sets the size of the board of directors.
Conversion Option-Holders of Series A, B, C, D, E and F Preferred Stock have the option of converting their shares into shares of common stock at any time, at a conversion ratio of 1:1, adjusted for any dilutive transactions such as stock splits, certain dividends, mergers or acquisitions.
The conversion ratio of Series F Preferred shares is 1:1, with the potential exception in an IPO transaction. In accordance with the Fifth Amendment and Restated Certificate of Incorporation, if the per-share offering price to the public in Yodle’s initial public offering of Common Stock is less than the amount to which shares of Series F Preferred Stock is entitled as a liquidation preference, and the proceeds available for distribution to the holders of the Company’s capital stock were equal to the pre-IPO valuation of the Company, then immediately prior to the conversion of the shares of Series F Preferred Stock in connection with the IPO (mandatory conversion), the Series F Preferred Stock conversion price shall be reduced to a price equal to (i) the Series F Conversion price in effect immediately prior to such conversion ($3.00 per share) multiplied by (ii) a fraction, the numerator of which is the IPO offering price and the denominator of which is the per share price which a share of Series F Preferred Stock would be entitled to as a liquidation preference (as described below in Liquidation Preference).
Mandatory Conversion-Upon a qualifying public offering, which results in net cash proceeds of at least $20.0 million to Yodle, Series A, B, C, D, E, and F are mandatorily converted into shares of common stock, at the then prevailing conversion ratio, unless holders of at least 55% of stockholders of Series A, B, C, D and F object to the conversion.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

Dividends-Dividends are payable only when declared by Yodle. The holders of Convertible Preferred Stock shall first receive or simultaneously receive a dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to $0.0116 per share for Series A Preferred, $0.0454 per share for Series B Preferred, $0.0669 per share for Series C Preferred, $0.1124 for Series D Preferred, $0.184 per share for Series E Preferred, and $0.2400 per share for Series F Preferred. No dividends have been declared for any of the periods presented in these consolidated financial statements. The Company is precluded from paying cash dividends pursuant to the terms and conditions in the Bank Loan and the Subordinated Loan.
Liquidation Preference-In the event of a voluntary or involuntary liquidation, the holders of Convertible Preferred Stock outstanding shall be entitled to be paid out of assets of Yodle available for distribution to the Company’s stockholders, before any payment shall be made to the holders of common stock in relation to the Convertible Preferred Stock’s original issue price (Series A $0.1445, Series B $0.5670, Series C $0.8366, Series D $1.4045, Series E $2.30, Series F, (a) $3.75 if the event occurs before the first anniversary of Original Issue Date (The Original Issue Date is February 28, 2013), (b) $4.50 if event occurs after the first anniversary but before second anniversary of Original Issue Date, (c) $6.00 if event occurs after the second anniversary of the Original Issue Date). If there is not enough to satisfy the entire payout, the liquidation amount will be ratably divided among all Convertible Preferred Stock stockholders based on the Convertible Preferred Stock’s original issue price. Finally, holders of common stock share in liquidation proceeds, if any remain available.
Yodle’s amended Certificate of Incorporation states that upon the occurrence of certain deemed liquidation events, such as certain merger, consolidation, reorganization or other transactions, the majority of preferred stockholders, specifically, 55% of the holders of Series A, B, C, D and F Preferred Stock, can require the Company to redeem their shares of preferred stock upon the occurrence of a deemed liquidation event. Since the preferred stockholders control the Board, the occurrence of a deemed liquidation event is not solely within Yodle’s control. Therefore, the preferred stock has been classified as temporary equity on the consolidated balance sheet.
Participation Rights-Series A, B, C, D, E and F preferred stockholders of at least 4,000,000 shares of preferred stock have participation rights which are calculated on a fully diluted basis and allow each Convertible Preferred Stockholder to purchase a pro-rata portion of any offering of new securities of the enterprise in line with their then current ownership. Participation rights give the Convertible Preferred Stockholders the ability to maintain their respective ownership percentages and restrict the ability of common stockholders to diversify the shareholdings of the enterprise.
Financing Costs-In connection with the issuance of preferred stock series A, B, C, D, E and F, Yodle incurred aggregate financing costs of approximately $0.4 million. The preferred stock issuance costs are recorded at issuance as a reduction to the redeemable preferred stock amount.

14.    STOCKHOLDERS' DEFICIT
Common Stock-In January 2015, Yodle amended its certificate of incorporation to allow an increase in the number of authorized shares of common stock from 155,000,000 to 170,000,000 at $0.0002 par value. Common stock stockholders are entitled to receive one vote for each share of common stock held. Common stockholders may receive dividends only after the payment in full of all the preferential dividends of the preferred stockholders and if and when the Board of Directors determines in its sole discretion. Yodle has agreements in place with common stockholders which gives the Company the first right of refusal in case common stockholders intend to sell their holdings.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

The following shares of common stock are reserved for the future issuance of preferred stock, stock options and warrants:

Conversion of convertible preferred stock	85,959,273
Conversion of stock options	18,245,622
Conversion of preferred stock warrants	2,780,746
Conversion of common stock warrants	195,000

Total	107,180,641

15.    STOCK-BASED COMPENSATION
Under the Equity Incentive Plan (the “Plan”) for directors, employees, and consultants of Yodle, in 2007, the Board authorized the grant of non-qualified and incentive stock options. In January 2015, the Board increased the number of options available to be issued to 41,953,663 from 37,353,663. Such share based awards become exercisable subject to vesting schedules up to five years from the date of the grant.
The fair market value of each option granted for the period presented has been estimated on the grant or modification date using the Black-Scholes-Merton option-pricing model with the following assumptions:

Risk-free interest rate (percentage)	1.60 - 2.15
Expected term (in years)	5.10 - 7.53
Expected dividend yield (percentage)	—
Expected volatility (percentage)	60.21 - 61.95
As of December 31, 2015, there remains approximately $9.3 million of unrecognized compensation cost from stock options granted under the plan, which is expected to be recognized over a period of 2.99 years.
For the year ended December 31, 2015, no stock-based compensation expense for non-employee consultants was recognized as no grants were issued, vesting or outstanding to consultants.
A summary of stock option activity as of and for the year ended December 31, 2015 is as follows:

(in thousands, except share and per share data)	Number of Options	Weighted Average Exercise Price	Average Remaining Contract Life	Aggregate Intrinsic Value
Options outstanding as of January 1, 2015	20,430,266	$1.51	7.75 years	$16,554
Granted	6,033,800	2.30
Exercised	(3,013,249)	0.92
Forfeited non-vested	(4,192,140)	2.00
Forfeited - vested and cancelled	(1,013,055)	1.92

Options outstanding as of December 31, 2015	18,245,622	1.74	7.54 years	8,143

Options vested and expected to vest as of December 31, 2015	16,858,290	1.69	7.40 years
Options exercisable as of December 31, 2015	9,302,629	1.28	6.21 years	7,514

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

The weighted-average grant date fair value of options granted during the year ended December 31, 2015, was $1.24. The total intrinsic value of options exercised during the year December 31, 2015, was $3.3 million.
A summary of options outstanding and exercisable by range of exercise prices are as follows:

(in thousands, except share and per share data)
Options Outstanding
Range of Exercise Prices	Number of Options	Aggregate Intrinsic Value	Weighted Average Remaining Contract Life	Weighted Average Exercise Price

$0.06 - $2.00	8,530,828	$8,143	5.78 years	$1.05
$2.01 - $2.39	9,714,794	—	9.09 years	2.34

	18,245,622	$8,143	7.54 years	$1.74

(in thousands, except share and per share data)
Options Exercisable
Range of Exercise Prices	Number of Options	Aggregate Intrinsic Value	Weighted Average Remaining Contract Life	Weighted Average Exercise Price

$0.06 - $2.00	7,023,652	$7,514	5.42 years	$0.93
$2.01 - $2.39	2,278,977	—	8.65 years	2.36

	9,302,629	$7,514	6.21 years	$1.28
A summary of the status of Yodle’s non-vested options as of December 31, 2015 and changes during the year are as follows:

	Number of Options	Weighted Average Grant-Date Fair Value
Non-vested as of January 1, 2015	11,412,360	$1.19
Granted	6,033,800	1.24
Vested	(4,311,027)	1.16
Forfeited	(4,192,140)	1.16

Non-vested as of December 31, 2015	8,942,993	1.25

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

Stock-based compensation expense was included in the following costs and expenses:

(in thousands)

Cost of revenue	$38
Selling and marketing	1,570
Technology and product development	959
General and administrative	1,717

Total stock-based compensation expense	$4,284

16.    COMMITMENTS AND CONTINGENCIES
Operating Leases-As of December 31, 2015, the fixed minimum rentals, net, on operating leases for office space, furniture and equipment, are as follows:

(in thousands)	Year Ended December 31,
Commitment Type	2016	2017	2018	2019	2020	Thereafter	Total

Occupied offices	$7,570	$7,466	$6,719	$6,847	$7,254	$21,195	$57,051
Equipment	16	16	8	—	—	—	40
Non-occupied offices	205	—	—	—	—	—	205
Sublease income	(226)	—	—	—	—	—	(226)

	$7,565	$7,482	$6,727	$6,847	$7,254	$21,195	$57,070
The Company has $5.9 million in unsecured standby letters of credit with SVB in connection with office leases. Yodle’s rent expense for the year ended December 31, 2015, was approximately $7.0 million.
Headquarters Build-out-During the third quarter of 2015, Yodle continued to build-out its New York headquarters. Yodle anticipates the total cost of the project to be about $4.4 million and the project was completed during the first quarter of 2016.
Legal Matters-From time to time Yodle or its subsidiaries may be involved in legal proceedings and/or litigation arising in the ordinary course of business. While the outcome of these matters cannot be predicted with certainty, Yodle does not believe that the outcome of any current claims, individually and in aggregate, will have a material effect on its consolidated financial position, results of operations or cash flows.

17.    EMPLOYEE BENEFIT PLAN
Yodle maintains a defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code of 1986, with a salary deferral feature for all eligible employees. Under the plan, eligible employees may make pretax contributions subject to limitations imposed by the Internal Revenue Service. During the year ended December 31, 2015, the Company announced a 401K employer match, effective January 1, 2016. The match is structured such that the Company will provide matching contributions in the amount of 50% of the first 4% employees contribute up to the lesser of 2% of the employee’s eligible compensation. The plan calls for vesting in the Company contributions over the initial three years of a participant’s employment and requires the employee to remain employed at December 31 of any given year to be eligible to receive the matching contribution. Yodle has not made any matching contributions for the year ended December 31, 2015.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

18.    FAIR VALUE MEASUREMENTS
In accordance with ASC 820, Fair Value Measurements, Yodle has categorized its assets and liabilities recorded at fair value based upon the fair value hierarchy. The levels of fair value hierarchy are as follows:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that Yodle has the ability to access.

•
Level 2 inputs utilize other-than-quoted prices that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable and are typically based on Yodle’s own assumptions, including situations where there is little, if any, market activity.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, Yodle categorizes such assets or liabilities based on the lowest level input that is significant to the fair value measurement in its entirety. Yodle’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset. Both observable and unobservable inputs may be used to determine the fair value of positions that are classified within the Level 3 category. As a result, the unrealized gains and losses for assets within the Level 3 category presented below may include changes in fair value that were attributable to both observable (e.g. changes in market interest rates) and unobservable (e.g. changes in historical company data) inputs. The major categories of assets and liabilities measured on a recurring basis, at fair value, as of December 31, 2015, are as follows:

(in thousands)		Level 1	Level 2	Level 3	Total

Asset	Money market funds	$3,546	$—	$—	$3,546
Liability	Preferred stock warrant liabilities	—	—	3,053	3,053
Liability	Current portion of deferred consideration	—	1,666	—	1,666
Money market funds-Yodle values its money market funds using quoted active market prices for such funds at each reporting date.
Preferred stock warrant liabilities-The valuation technique used to measure fair value for Yodle’s Level 3 warrant liabilities was a Black-Scholes-Merton option pricing model at each reporting date. A rollforward of the fair value measurements of the warrant liability categorized with Level 3 inputs as of December 31, 2015 is as follows:

(in thousands)

Balance as of January 1,	$3,973
Issuance of warrants	—
Change in fair value of warrant liability	(920)

Balance as of December 31,	$3,053

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

Deferred consideration-The valuation technique used to measure fair value for Yodle’s Level 2 deferred consideration was the present value of expected future cash flows. The fair value of the deferred consideration was determined using the present value of expected cash payments, including interest, over the term of the liability. The discount rate used, 7.03%, was consistent with the discount rate used to calculate the fair value at the acquisition date.
Yodle does not have any assets or liabilities measured on a non-recurring basis as of December 31, 2015.
The fair market value of each warrant granted for the periods presented has been estimated at each reporting period using a Black-Scholes-Merton pricing model with the following assumptions. There were no warrants issued in 2015.

Series A Preferred
Risk-free interest rate (percentage)	0.53 - 0.61
Expected term (in years)	1.64 - 2.14
Expected dividend yield (percentage)	—
Expected volatility (percentage)	64.00 - 72.50

Series B Preferred
Risk-free interest rate (percentage)	0.86 - 1.02
Expected term (in years)	2.80 - 3.30
Expected dividend yield (percentage)	—
Expected volatility (percentage)	62.90 - 71.70

Series D Preferred - Bridge Financing
Risk-free interest rate (percentage)	0.20 - 0.28
Expected term (in years)	0.75 - 1.00
Expected dividend yield (percentage)	—
Expected volatility (percentage)	54.30 - 66.90

Series D Preferred - 2010 Loan
Risk-free interest rate (percentage)	1.38 - 1.69
Expected term (in years)	5.06 - 5.56
Expected dividend yield (percentage)	—
Expected volatility (percentage)	54.30 - 66.90

Series D Preferred - 2011 Loan
Risk-free interest rate (percentage)	1.49 - 1.82
Expected term (in years)	5.64 - 6.14
Expected dividend yield (percentage)	—
Expected volatility (percentage)	54.30 - 66.90

19.    SEGMENT, GEOGRAPHIC AND SIGNIFICANT CUSTOMER INFORMATION
The CODM reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Yodle has concluded that its operations constitute one operating and reportable segment. Substantially all assets were held in the United States as of December 31, 2015.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

Yodle’s geographic revenues by country of customer residence and percentage of total revenue by location, are as follows:

(in thousands)

United States	$200,579	96.50%
International	7,272	3.50%

	$207,851	100.00%
No single customer exceeded 10% of Yodle’s revenue for the year ended December 31, 2015. As of December 31, 2015, two customers accounted for 33% and 13%, of accounts receivable, net, respectively.

20.    RELATED PARTY TRANSACTIONS
As a result of the Lighthouse business combination, Yodle became a party to an office lease in a building owned by an employee of Lighthouse. Yodle currently utilizes that office space located in Sugar Hill, Georgia; the building owner’s employment with Yodle ended in 2014. Rent expense paid for the office space for the year ended December 31, 2015, totaled $0.1 million.

21.    NET LOSS PER SHARE
Basic and diluted net loss per share attributable to common stockholders are presented in conformity with the two-class method required for participating securities.
In the event a dividend is paid on common stock, convertible preferred stock participates as if they were holders of common shares (on an if-converted basis). To date no dividends have been declared.
Under the two-class method for periods with net income, basic net income per share attributable to common stockholders is computed by dividing the net income attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net income attributable to common stockholders is determined by allocating undistributed earnings among common stock and convertible preferred stock. The holders of convertible preferred stock shall first receive or simultaneously receive a dividend on each outstanding share of convertible preferred stock in an amount at least equal to $0.0116 per share for Series A Preferred, $0.0454 per share for Series B Preferred, $0.0669 per share for Series C Preferred, $0.1124 for Series D Preferred, $0.1840 per share for Series E Preferred, and $0.2400 per share for Series F Preferred. Since preferred stockholders are entitled to receive minimum dividend payouts prior to any common stockholders receiving dividends, undistributed earnings are allocated first to preferred shares up to the minimum dividend.
For periods with a net loss, an allocation of the undistributed losses to the holders of convertible preferred stock and non-vested restricted stock is not made, as the holders have no obligation to fund losses.

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

Diluted net income (loss) per share attributable to common stockholders is computed by using the weighted-average number of common shares outstanding, plus, for periods with net income attributable to common stockholders, the potential dilutive effect of outstanding stock options and warrants using the treasury stock method. In addition, the Company analyzes the potential effect of the outstanding participating securities under the “if-converted” method when calculating diluted earnings per share, in which it is assumed that the outstanding participating securities convert into common stock at the beginning of the period. The Company reports the more dilutive of the approaches (two-class or “if-converted”) as its diluted net income per share during the period. Due to a net loss for the year ended December 31, 2015, basic and diluted per share were the same.

(in thousands, except share and per share data)

Net loss attributable to common stockholders:
Basic and diluted	$(14,432)

Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	45,182,198

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.32)

Yodle excluded the following weighted-average common shares underlying stock-based securities from the calculations of diluted net loss per common share because their inclusion would have been anti-dilutive:

Common share equivalents excluded from calculation:

Dilutive effect of assumed conversion of Preferred Stock	85,959,273
Dilutive effect of employee stock options	19,549,148
Dilutive effect of Preferred Stock Warrants	2,780,746
Dilutive effect of Common Stock Warrants	195,000

108,484,167

22.    OTHER ASSETS, NET
The following table details other assets, net:

(in thousands)

Deposits for equipment and improvements	$779
Unpaid deposits for equipment and improvements (see note on Commitments and Contingencies)	970
Other	136

Total	$1,885

Yodle, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and For the Year Ended December 31, 2015

23.    OTHER LIABILITIES
The following table details other non-current liabilities:

(in thousands)

Uncertain tax positions (FIN 48 reserve)	$245
Deferred rent	2,588
Landlord funded leasehold improvements (see note on Property and Equipment, net)	5,755
Other	84

Total	$8,672

24.    SUBSEQUENT EVENTS
On February 22, 2016, Yodle amended its Master Services and Platform License agreement with Rogers Communications Inc. (“Rogers”). In accordance with the terms of the agreement, Yodle and Rogers have agreed to wind down the arrangement created by the agreement in an orderly manner allowing for a smooth transition of all of the services and customers to Yodle. Rogers has agreed to assign all of its rights, title and interests in, and Yodle has agreed to assume all of Rogers' duties and obligations under the contracts as defined in the agreement. In addition, the guaranteed minimum base fees of the agreement were deleted and replaced. For periods, January 1, 2016 to March 31, 2016, the guaranteed minimum base fee is now $1.0 million and for April 2016, $0.3 million. Lastly, Rogers will pay Yodle a break fee of $1.5 million, of which, $0.5 million is due within 14 days of February 22, 2016 and the remaining $1.0 million on May 1, 2016. The first installment of $0.5 million was received on March 2, 2016.
On March 9, 2016, Yodle was acquired by Web.com pursuant to an agreement dated, February 11, 2016. Web.com, a leading provider of Internet services and online marketing solutions for small businesses, acquired 100% of the outstanding shares of Yodle in an all cash transaction. Under the terms of the agreement, Web.com paid approximately $2.27 per share in cash for all outstanding shares of Yodle. The total purchase price was $342.0 million, of which, $300.0 million was due at closing, $20.0 million will be paid at the first anniversary of the closing date and $22.0 million will be paid at the second anniversary of the closing date. Results of operations for Yodle will be included in Web.com's consolidated financial statements from the date of acquisition.
As a result of the pending acquisition by Web.com, on March 1, 2016, the Board approved the acceleration of non-vested stock options pertaining to two Yodle employees. As such, 826,667 shares of non-vested stock options were converted into vested stock options.